Exhibit 5.1

[LETTERHEAD OF JEAN F. RANKIN]

January 7, 2002

Agere Systems Inc.
555 Union Boulevard
Allentown, Pennsylvania 18109

Ladies and Gentlemen:

With reference to the registration statement on Form S-8 which Agere Systems Inc. (the "Company") proposes to file with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended, registering up to 9,000,000 shares of common stock (including the related Preferred Stock Purchase Rights), which may be Class A common stock, Class B common stock or a combination thereof of the Company (the "Shares") which may be offered and sold by the Company under the Agere Systems Inc. Management 401(k) Plan and up to 3,000,000 Shares which may be offered and sold by the Company under the Agere Systems Inc. Represented 401(k) Plan (collectively, the "Plans"), which Shares, under the terms of the Plans may be authorized and unissued shares, treasury shares, or shares purchased on the open market or otherwise, I am of the opinion that all proper corporate proceedings have been taken so that any Shares to be offered and sold which are of original issuance, upon sale and payment therefor in accordance with the Plans and the resolutions of the Board of Directors relating to the offering and sale of Shares thereunder, will be legally issued, fully paid and nonassessable.

I hereby consent to the filing of this opinion with the SEC in connection with the registration statement referred to above.

                                          Very truly yours,

                                          /s/ Jean F. Rankin

                                          Jean F. Rankin